Exhibit (c)(11) PROJECT PACIFIC PROPOSED HIGH PRIORITY PRIVATE COMPANY TARGETS MAY 2023 Confidential

PROJECT PACIFIC ANHEART THERAPEUTICS INC. Business Description Management • Clinical-stage global biopharmaceutical company developing Name Title novel precision oncology therapeutics Junyuan Jerry Wang, • Operating in the U.S. and China Chief Executive Officer & Co-Founder Ph.D. • Lead program, taletrectinib, is ROS1 inhibitor currently in Bing Yan, M.D. Co-Founder & Chief Medical Officer Phase 2 trials for ROS1 fusion-positive NSCLC • Second program, AB-218, is a mIDH1 inhibitor in Phase 2 Lihua Zheng, Ph.D. Co-Founder & Chief Strategy Officer Headquarters: New York, NY trials for multiple solid tumors with mIDH1 mutations Shuanglian Lian Li, SVP & Chief Medical Officer (US) • Pipeline also includes AB-329, an AXL inhibitor in Phase 1 M.D., Ph.D. Date of Last Raise: 12/14/2021 combination studies for NSCLC or other solid tumors Edward Lang Jr. Chief Business Officer Amount Raised: $60.9M Company Highlights Taletrectinib Overview • Taletrectinib in-licensed from Daiichi Sankyo in worldwide • Next-generation, CNS-active ROS1 tyrosine kinase inhibitor exclusive agreement in 2018 (TKI) with selectivity over TRKB • Co-development and co-commercialization agreement with • Ongoing global pivotal Phase 2 trial for ROS1 TKI-naïve and Innovent in Greater China for $189 million upfront fees and TKI-pretreated patients with ROS1 fusion-positive NSCLC Select Key Investors milestones plus tiered royalties • TRUST-1 Phase 2 trial in China showed proof-of-concept in • Development and commercialization agreement with NewG NSCLC patients with ~1.5-year follow-up time Lab in Korea for $7 million milestone payments and double- ‒ cORR of 92.5% (62/67) in ROS1 TKI-naïve patients and digit royalties and 52.6% (20/38) in crizotinib-pretreated patients • Breakthrough Therapy Designation granted in both the U.S. ‒ Median PFS of 33.2 months in ROS1 TKI-naïve patients and China for ROS1+ NSCLC and 11.8 months in crizotinib-pretreated patients ‒ Well-tolerable with low incidence of neurological AEs Fuzhou Investment Recent News Product Pipeline Early Late Clinical / • April 3, 2023: Appointed Edward Lang, Jr. as Chief Business Drug Indication Preclinical Clinical Pivotal Trial Officer 1L ROS1 fusion- • March 31, 2023: Presented updated efficacy and safety data Taletrectinib / positive NSCLC AB-106 from taletrectinib Phase 2 study in patients with ROS1+ 2L ROS1 fusion- (ROS1 TKI) NSCLC that continued to demonstrate clinically meaningful positive NSCLC efficacy outcomes 1L & 2L lower grade Safusidenib / glioma • February 2, 2023: Announced collaboration with Guardant AB-218 (mIDH1 Cholangiocarcinoma Health to develop Guardant360 CDx and Guardant360 inhibitor) Other solid tumors TissueNext as companion diagnostics for taletrectinib in PD1 combo NSCLC advanced or metastatic ROS1+ NSCLC AB-329 Chemo combo for (AXL inhibitor) solid tumors Undisclosed Undisclosed Assets Source: Company website, press releases, Pitchbook. Confidential 1

PROJECT PACIFIC ASHER BIOTHERAPEUTICS, INC. Business Description Management • Biotechnology company developing cis-targeted Name Title immunotherapies for cancer, chronic viral infections, and Craig Gibbs, Ph.D. Chief Executive Officer autoimmune disorders • Cis-targeting platform improves selectivity and overcomes Ivana Djuretic, Ph.D. Founder, Chief Scientific Officer pleiotropy seen in traditional targeted immunotherapies Kyle Elrod Chief Operating Officer • Cis-targeted candidates consist of an antibody connected to a Andy Yeung, Ph.D. Founder, Chief Technology Officer Headquarters: S. San Francisco, CA modified immunomodulatory protein, such as a cytokine, Andrea Pirzkall, M.D. Chief Medical Officer designed to only activate specific immune cells with clinically Date of Last Raise: 09/01/2021 validated function Don O’Sullivan, Ph.D Chief Business Officer Amount Raised: $108.0M – Engineered antibody directs binding with high specificity to immune cell of interest AB248 Overview – Attenuated immunomodulatory protein avoids activation of off-target immune cells • Engineered IL-2 immunotherapy designed to specifically target CD8+ effector T cells, overcoming native IL-2’s side effects seen with clinical use Company Highlights • Demonstrated superior selectivity and efficacy in multiple Select Key Investors • Lead program, AB248, has demonstrated preclinical PoC for preclinical models compared to other cytokine therapeutics cis-targeting platform • Dosed first patient in Phase 1a/1b trial in January 2023 for the • Preclinical studies of AB248 murine surrogate show: treatment of locally advanced or metastatic solid tumors – Therapeutic profile differentiated from first- and second- • Initial clinical data expected in 2H 2023 generation (non-alpha) IL-2-based therapies – Improved anti-tumor activity and tolerability Product Pipeline – Strong antitumor activity as mono- and combination- Candidate Indication Discovery IND Enabling Phase 1 therapy AB248 (CD8+ T • Highly modular platform allows for efficient generation of new cell cis-targeted IL- Oncology 2 2) product candidates by reusing the already optimized AB821 (CD8+ T components of existing candidates cell cis-targeted IL- Oncology 21) CAR-T (cis- Oncology targeted IL-2) Recent News CAR-T (cis- Oncology targeted IL-21) • January 17, 2023: Announced dosing of first patient in Phase Myeloid (targeted 1a/1b clinical trial of AB248, a cis-targeted il-2 immunotherapy Oncology immune agonist) product candidate, for the treatment of locally advanced or AB359 (CD8+ T Chronic viral metastatic solid tumors cell cis-targeted IL- infections 2) • January 5, 2023: Appointed independent director Elaine Sun Treg (cis-targeted Autoimmune to Board of Directors cytokine) disease Source: Company website, press releases, Pitchbook. Confidential 2

PROJECT PACIFIC BOUNDLESS BIO, INC. Business Description Management • Next-generation precision oncology company advancing four Name Title first-in-class or best-in-class programs targeting Zachary Hornby President, Chief Executive Officer extrachromosomal DNA (ecDNA) in aggressive cancers Neil Abdollahian Chief Business Officer • Company’s Spyglass platform combines proprietary ecDNA model systems with bespoke analytical tools to enable the Chris Hassig, Ph.D. Chief Scientific Officer interrogation of ecDNA cancer Klaus Wagner, M.D., Headquarters: San Diego, CA Chief Medical Officer • Developing proprietary software system, ecDNA Harboring Ph.D. Oncogenes (ECHO™), for detecting presence of ecDNA Date of Last Raise: 04/28/2021 Jessica Oien General Counsel oncogene, which is the first portable precision medicine tool for Amount Raised: $105.0M identifying ecDNA oncogenes and built to be deployable at David Hinkle Vice President, Finance & Controller clinical trial sties or commercial labs • Initial therapeutic programs will pursue specific solid tumor types where ecDNA are highly prevalent Spyglass Platform Overview • Consists of a comprehensive suite of proprietary ecDNA+/- Company Highlights models across tumor types and oncogene amplifications Select Key Investors • Company is developing the first ever ecDNA-directed • Enables characterization of ecDNA in cancer cells and provides therapeutics (ecDTx) for ecDNA-driven cancers a synthetic lethality-based approach to targeting ecDNA-bearing cancers • ecDNA are circles of DNA outside the chromosomes but still within the nucleus of a cell and can be rapidly replicated within • Preclinical results demonstrate ecDNA-enabled colorectal the cell, causing high numbers of oncogene copies cancer cells have intrinsically elevated levels of replication stress and are hypersensitive to replication stress inducing - ecDNA frequently harbor oncogene amplifications and agents promote resistance by enhancing genomic diversity, thereby enabling cancer cells to rapidly adapt under • Platform will be essential in understanding how ecDNA drives therapeutic pressure cancer progression and therapeutic resistance - More than half of all high copy number amplifications in cancer occur on ecDNA Product Pipeline - Company developed directed-assembly techniques using short-read sequencing data to reconstruct ecDNA ecDNA Target Lead IND- Drug Discovery Phase 1/2 Validation Optimization Enabling - Addressing 400k+ patients in the US with oncogene amplified cancers each year BBI-355 CHK1 BBI-825 Undisclosed Recent News ecDTx 3 Undisclosed • May 9, 2023: Announced first patient dosed in first-in-human ecDTx 4 Undisclosed Phase 1/2 clinical trial of BBI-355 in patients with solid tumors Diagnostic candidate ECHO Undisclosed harboring oncogene amplification • April 17, 2023: Presented data on the novel discovery of CHK1 as an ecDNA essential target in oncogene amplified cancers at AACR 2023 Source: Company website, press releases, Pitchbook. Confidential 3

PROJECT PACIFIC DTX PHARMA, INC. Business Description Management • Clinical-stage biotechnology company leveraging RNA-based Name Title therapeutics to treat genetic conditions Arthur T. Suckow, Ph.D. Chief Executive Officer • Initially applying FALCON platform technology to peripheral nervous system, muscular and CNS disorders Bryan Laffitte, Ph.D. Chief Scientific Officer • R&D strategy is to select targets underlying the genetic cause Peter Condon Chief Business Officer Headquarters: San Diego, CA of the disease and engineer FALCON siRNAs to repress the disease-causing gene Charles Allerson, Ph.D. SVP of Chemistry Date of Last Raise: 03/01/2021 • Lead program, DTX-1252, is a first-in-class FALCON siRNA Alan Joelson VP, Finance and Operations Amount Raised: $115.0M therapeutic for Charcot-Marie-Tooth Disease Type 1A (CMT1A) Company Highlights DTX-1252 Overview • FALCON (Fatty Acid Ligand Conjugated OligoNucleotides) • First-in-class FALCON siRNA therapeutic platform conjugates combinations of fatty acids to siRNAs to • In development for CMT1A, the most common inherited improve cellular uptake and biodistribution Select Key Investors neuromuscular disease affecting 150,000 patients in the US • Fatty acids improve biodistribution in marketed diabetes drugs and EU such as insulin detemir, degludec, liraglutide and semaglutide • Reversed CMT1A in a mouse model by repressing PMP22 • Small size of fatty acids relative to siRNA keeps doses low • Induced remyelination of axons to normal levels and increased relative to other delivery mechanisms muscle mass, grip strength, coordination and agility • FALCON siRNAs silence disease-causing genes in tissues • Progressing to clinical development in 2023 beyond the liver to address disease throughout the body Product Pipeline Recent News • June 28, 2022: Appointed Peter Condon as Chief Business Drug Indication Discovery Preclinical Phase 1 Phase 2 Officer DTX-1252 CMT1A • May 12, 2022: Announced appointment of Kathie M. Bishop to Muscle ND Board of Directors Disorder • March 1, 2021: Completed $100 million Series B financing to Rare CNS ND Disease advance its FALCON platform and pipeline of RNA therapeutics ND Other Tissues Source: Company website, press releases, Pitchbook. Confidential 4

PROJECT PACIFIC HUMAN IMMUNOLOGY BIOSCIENCES, INC. Business Description Management • Clinical-stage biopharmaceutical company leveraging human Name Title genetic and immunological insights to deliver targeted Travis Murdoch, M.D. Chief Executive Officer therapies to patients with severe immune-mediated diseases Matthew Albert, M.D., • Programs aim to target, modulate or deplete cellular drivers of Chief Translational Officer Ph.D. immune-mediated diseases Carl Henrik Enell Chief Operating Officer • Potential to expand programs into other indications sharing the Headquarters: S. San Francisco, CA same cellular drivers Uptal Patel, M.D. Chief Medical Officer Date of Last Raise: 11/01/2022 • Cellular approach includes plasma cells, neutrophils and mast cells Amount Raised: $120.0M Felzartamab Overview Company Highlights • Human mAb directed against CD38 • Obtained exclusive worldwide rights, except for Greater China, • Phase 1b/2a POC trial (n=31) in primary membranous for felzartamab, and rights in Greater China and South Korea nephropathy (PMN) showed for HIB210 (formerly MOR210) from MorphoSys in 2022 - Dose-dependent reduction in pathogenic antibody levels • MorphoSys received 15% equity in HIBio, $15 million upfront • Proteinuria remission observed across patient groups, Select Key Investors cash payment for HIB210, and up to $1 billion in milestones including those starting with high aPLA2R titers or across both programs plus single- to low double-digit royalties refractory to prior immunosuppressive therapies • Launched in November 2022 with $120 million financing • Median reductions of 45% in aPLA2R titers were • Incubated by ARCH Venture Partners and Monograph Capital observed in most patients as early as one week, with deep responses (>50% reduction) in most patients at six months • Well tolerated with mild to moderate TEAEs Recent News • Currently being evaluated in Phase 2 trials in PMN, • April 18, 2023: Appointed Uptal Patel, M.D. as Chief Medical Immunoglobulin A Nephropathy and for antibody mediated Officer and Sunil Agarwal, M.D. as Board Member rejection (AMR) of renal allograft transplants • April 11, 2023: Announced positive Phase 2 data on felzartamab for the treatment of primary membranous Product Pipeline nephropathy • November 1, 2022: Launched with $120 Million financing Drug Indication Preclinical Phase 1 Phase 2 Primary membranous • June 14, 2022: Entered into equity participation and license nephropathy agreements with MorphoSys for felzartamab and MOR210 Felzartamab IgA Nephropathy (CD38) Antibody-mediated transplant rejection HIB210 Undisclosed (C5aR1) Mast cell Undisclosed program Source: Company website, press releases, Pitchbook. Confidential 5

t PROJECT PACIFIC IMMPACT BIO, INC. Business Description Management • Clinical-stage biotechnology company dedicated to the Name Title discovery of transformative chimeric antigen receptor (CAR) T- Sumant Ramachandra, M.D., Ph.D. President & CEO cell therapies for various cancers where other treatments have been exhausted Vikram Lamba Chief Financial Officer • Next generation bispecific CAR T-cell technologies precisely Jonathan Benjamin, M.D, Ph.D. Chief Medical Officer distinguish cancer cells from normal cells, thereby eliminating Headquarters: West Hills, CA the severe side effects endured by cancer patients Jim Johnston, Ph.D. Chief Scientific Officer Date of Last Raise: 01/20/2022 Venkat Yepuri Chief Operating Officer Amount Raised: $111.0M Sylvain Roy Chief Technical Officer Company Highlights CD19-CD20 Bispecific CAR-T Overview • The company’s logic-gate-based CAR-T platforms address key • The company’s lead program is a CD19-CD20 bispecific ‘OR- biological challenges in treating cancer and are specifically gate’ CAR-T designed to address antigen escape, a key designed to prevent antigen escape, prevent ‘on-target – off- challenge for current approved CD19 therapies Select Key Investors tumor’ toxicities, and overcome the immunosuppressive tumor • Updated data from the ongoing Phase 1 trial of patients with microenvironment relapsed or refractory B-cell non-Hodgkin’s lymphoma • OR-gated bispecific CAR-T is based on the work of pioneering demonstrated a total of seven of eight patients achieved and oncology and immunology scientists from UCLA and the remain in complete remission (12 months median follow-up) MIGAL-Galilee Research Institute • Ongoing investigational study (UCLA) demonstrated potential best-in-class safety and efficacy data from 10 patients who had received 3 prior lines of treatment - Demonstrated 90% ORR and 70% CR Recent News - Observed limited toxicity (no ICANS/neurotoxicity and no CRS above grade 1) • February 8, 2023: Appointed Biren Amin to its Board • January 24, 2023: Announced FDA clearance of IND for novel bispecific CAR to treat aggressive B-cell lymphoma Product Pipeline • September 22, 2022: Appointed Jonathan Benjamin, M.D., Ph.D. as Chief Medical Officer Lead IND Drug Indication Phase 1/1b • August 10, 2022: Appointed Vikram Lamba as Chief Financial Selection Enabling Officer and Head of Business Development CD19-CD20 NHL & CLL Bispecific CAR-T • May 9, 2022: Appointed Sylvain Roy as Chief Technical Officer LOH Bispecific Lung Cancer CAR-T • April 19, 2022: Appointed Venkat Yepuri as Chief Operating Officer TGF-β x ND Glioblastoma CAR-T Bispecific Source: Company website, press releases, Pitchbook. Confidential 6

PROJECT PACIFIC

MBX BIOSCIENCES, INC.

MBX Biosciences

Headquarters:	Carmel, IN
Date of Last Raise:	11/14/2022
Amount Raised:	$115.0M

Select Key Investors

FRAZIER HEALTHCARE PARTNERS

NEA

OrbiMed Healthcare Fund Management

RACAPITAL

WELLINGTON MANAGEMENT®

Business Description

- Biotechnology company focused on discovery, development, and commercialization of transformative peptide therapeutics
- Founded by seasoned industry veterans with expertise in endocrine drug development, including the development and commercialization of first-in-class endocrine therapeutics such as Forteo® and Humalog®
- Advancing a pipeline of candidates with clinically validated targets, defined regulatory pathways and unmet medical needs in a variety of endocrine disorders

Company Highlights

- World-class technology platform of Precision Endocrine Peptides (PEPs), innovative peptide hormone analogs engineered to have optimized pharmaceutical properties
- Advancing a pipeline of PEPs that have been selectively modified using state-of-the-art and proprietary chemical modifications to enhance the stability and pharmacokinetics compared to the native peptide hormone
- Aim to extend the duration of action of the PEP thereby necessitating few administrations

Recent News

- **November 14, 2022:** Announced closing of $115 million Series B financing led by Wellington Management
- **October 5, 2022:** Announced advancements in phase 1 clinical trial of MBX 2109
- **July 26, 2022:** Received Orphan Drug Designation for MBX 2109 for the treatment of hypoparathyroidism
- **April 11, 2022:** Appointed Richard Bartram as Chief Financial Officer

Management

Name	Title
Kent Hawryluk	President & Chief Executive Officer
Mary Jane Geiger, M.D., Ph.D.	Chief Medical Officer
Richard DiMarchi, Ph.D.	Chief Scientific Officer
Richard Bartram	Chief Financial Officer

MBX 2109 Overview

- MBX 2109 is an investigational parathyroid hormone (PTH) peptide prodrug in development as a long-acting hormone replacement therapy for hypoparathyroidism
- Under physiological conditions, MBX 2109 (prodrug) is designed to release the active PTH peptide, referred to as MBX 2099, at a precisely controlled rate
- Both MBX 2109 (prodrug) and MBX 2099 (active peptide) are designed to have extended half-lives with the potential to enable once-weekly administration
- Currently being evaluated in healthy subjects in a Phase 1 trial

Product Pipeline

Drug	Indication	Discovery	Preclinical	Phase 1
MBX 2109	Hypoparathyroidism			
MBX 1416	Post-bariatric hypoglycemia (PBH)			
Additional Lead Candidates	Undisclosed			

svb Securities Source: Company website, press releases, Pitchbook. Confidential 7

PROJECT PACIFIC PIPELINE THERAPEUTICS, INC. Business Description Management • Clinical-stage biotechnology company focused on the Name Title development of small molecules designed to reactivate innate Carmine Stengone President and Chief Executive Officer repair pathways in order to restore function for the treatment of neurodegenerative diseases. Daniel Lorrain, Ph.D. Chief Scientific Officer • Advancing a pipeline of programs to address CNS and neuro- otology conditions, including its lead clinical candidate, PIPE- Austin Chen, Ph.D. SVP, Head of Research Headquarters: San Diego, CA 307, which is currently in development for the treatment of Peter Slover Chief Financial Officer multiple sclerosis (MS). Date of Last Raise: 4/17/23 Chief Medical Officer and SVP, Stephen Huhn, M.D. Amount Raised: $50.0M Clinical Development Company Highlights • Currently no approved medicines that support myelin PIPE-307 Overview restoration, which represents a significant unmet medical need in the treatment of MS as it allows for the repair of neuronal • Proprietary, oral, selective antagonist of muscarinic M1 damage. receptor in development for the treatment of MS. • In April 2023, announced global license and development • Completed multiple Phase 1 studies in healthy volunteers: agreement with Janssen Pharmaceutica of Johnson & Select Key Investors – SAD/MAD study demonstrated PIPE-307 had PK data Johnson. consistent with preclinical modeling and was well tolerated - Janssen granted exclusive license to research, develop across all dose cohorts and commercialize PIPE-307 in all indications – PET study to determine M1 receptor occupancy and - Pipeline retains ability to develop PIPE-307 for relapsing- clearance in the brain after a single dose showed that remitting multiple sclerosis (RRMS) doses tested in the Phase 1 study achieved a level of - Pipeline received $50M upfront cash payment and $25M uptake in the human brain that have been associated with equity investment from Johnson & Johnson Innovation remyelination observed in preclinical studies. - Pipeline eligible for ~$1B in clinical, regulatory and • Phase 2 trial in RRMS expected to initiate in 2H 2023 commercial milestones, as well as tiered double-digit royalty payments - Additionally, Pipeline also received $25M equity Product Pipeline investment from Pipeline’s existing investors IND- • Also developing PIPE-791, a LPA1 receptor antagonist in IND- Drug Indication Discovery Phase 1 Enabling enabling studies to evaluate its ability to promote myelin PIPE-307 restoration and treat neuroinflammation. (M1R Myelin Restoration antagonist) Recent News PIPE-791 Myelin Restoration, (LPA1R Neuroinflammation antagonist) • April 17, 2023: Announced global license and development agreement for PIPE-307 with Janssen Discovery Axonal Repair • March 28, 2022: Announced receipt of FDA IND clearance to initiate a Phase 1b/2a study of PIPE-307 in patients with relapsing-remitting MS Source: Company website, press releases, Pitchbook. Confidential 8

PROJECT PACIFIC Q32 BIO INC. Business Description Management • Clinical-stage company pioneering a new approach to treating Name Title complement-mediated diseases Jodie Morrison Acting Chief Executive Officer • Lead candidate, ADX-097, is a tissue targeted CD3 antibody Shelia Violette, Ph.D. Chief Scientific Officer fH1-5 fusion protein for the treatment of complement alternative pathway driven disease Jason Campagna, Chief Medical Officer M.D., Ph.D. • Most advanced program, ADX-914, is a potent IL-7Rα Headquarters: Waltham, MA antagonist with the potential to be a best-in-class modulator of Adam Cutler Chief Financial Officer IL-7 signaling that is being developed in collaboration with Date of Last Raise: 10/29/2020 Horizon Therapeutics Amount Raised: $60.0M ADX-097 Overview Company Highlights • A bifunctional fusion protein containing two moieties of the first five consensus repeats of human factor H (fH1-5) linked to a • ADX-914 is currently being evaluated in a Phase 2 trial for humanized anti-C3d antibody atopic dermatitis (AD) with an additional Phase 2 trial, in • Designed to target diseased tissue via binding to C3d, which is another indication, to be initiated in 2023 deposited at sites of complement activation, and provide • Under the Horizon agreement, Horizon will fund development localized blockade Select Key Investors through the two Phase 2 trials of ADX-914 with Q32 being • ADX-097 may potently and durably block complement activity in operationally responsible humans, while preserving the body’s ability to fight infection - Horizon has an option to acquire the program – exercisable effectively, thereby avoiding the potentially damaging effects of through a period following the completion of the Phase 2 systemic complement inhibition trials • Preclinical models showed potent, durable, and efficacious local - Q32 received $55mm in upfront payment and, if the option alternative pathway complement blockade at low doses that is exercised, is eligible to receipt up to an additional avoid systemic complement inhibition $645mm in closing and milestone payments plus tiered • Currently conducting a first-in-human, Phase 1, ascending dose royalties (SAD/MAD) clinical study of ADX-097 for the treatment of complement disorders Recent News • October 27, 2022: Announced dosing of first patient in Phase 2 Product Pipeline trial of ADX-914 of atopic dermatitis with Horizon Therapeutics Drug Indication Discovery Preclinical Phase 1 Phase 2 • September 20, 2022: Appointed Jodie Morrison, a Venture Complement Platform Partner at Atlas Venture, as Board of Director and acting Chief Executive Officer ADX-097 Complement • August 15, 2022: Entered into a collaboration and option mAb-CR1a disorders agreement with Horizon to develop ADX-914 for the treatment fAb-fH/CR1 of autoimmune diseases Partnered Program • May 26, 2022: Initiated first-in-human Phase 1 trial of ADX-097 for the treatment of complement disorders ADX-914 AD Source: Company website, press releases, Pitchbook. Confidential 9

PROJECT PACIFIC Disclosures This information (including, but not limited to, prices, quotes and statistics) has been obtained from sources that we believe reliable, but we do not represent that it is accurate or complete and it should not be relied upon as such. All information is subject to change without notice. The information is intended for Institutional Use Only and is not an offer to sell or a solicitation to buy any product to which this information relates. SVB Securities LLC (“Firm”), its officers, directors, employees, proprietary accounts and affiliates may have a position, long or short, in the securities referred to in this report, and/or other related securities, and from time to time may increase or decrease the position or express a view that is contrary to that contained in this report. The Firm's research analysts, salespeople, traders and other professionals may provide oral or written market commentary or trading strategies that are contrary to opinions expressed in this report. The Firm's asset management group and proprietary accounts may make investment decisions that are inconsistent with the opinions expressed in this document. The past performance of securities does not guarantee or predict future performance. Transaction strategies described herein may not be suitable for all investors. This document may not be reproduced or circulated without SVB Securities’ written authority. Additional information is available upon request by contacting the Editorial Department, SVB Securities LLC, 53 State Street, 40th Floor, Boston, MA 02109. Like all Firm employees, research analysts receive compensation that is impacted by, among other factors, overall firm profitability, which includes revenues from, among other business units, Institutional Equities, Research, and Investment Banking. Research analysts, however, are not compensated for a specific investment banking services transaction. To the extent SVB Securities' research reports are referenced in this material, they are either attached hereto or information about these companies, including prices, rating, market making status, price charts, compensation disclosures, Analyst Certifications, etc. is available on https://svbsecurities.bluematrix.com/bluematrix/Disclosure2. SVB MEDACorp LLC (MEDACorp), an affiliate of SVB Securities LLC, is a global network of independent healthcare professionals (Key Opinion Leaders and consultants) providing industry and market insights to SVB Securities and its clients. © 2023 SVB Securities LLC. All Rights Reserved. Member FINRA/SIPC. SVB Securities LLC is a member of SVB Financial Group. Confidential